Exhibit 10.11

HyreCar Inc.

355 South Grand Avenue, Suite 1650

Los Angeles, California 90071

June 21, 2018

Kit Tran

Dear Mr. Tran:

HyreCar Inc., a Delaware corporation (the “Company”), is pleased to offer you employment as its Chief Marketing Officer, reporting to the Company’s Chief Executive Officer. This is an offer of at will employment and is subject to the terms and conditions set forth in this letter agreement (this “Letter Agreement”) and may be terminated by the Company at any time, for any reason, with or without Cause (defined below) subject to the conditions set forth herein.

1.	Position. Your title will be Chief Marketing Officer. This is a full-time position. Your anticipated duties are more particularly described in Exhibit A attached hereto. While you are an employee of the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) or serve as a director on the board of any other company (“External Activities”) in each case which (a) would create a conflict of interest with the Company, or (b) is not approved by the Board in a written acknowledgment. By signing this Letter Agreement, you confirm to the Company that you currently have no such External Activities other than as disclosed and agreed to on Exhibit B and that you have no contractual commitments or other legal obligations that would prohibit you from performing or would materially limit your capability to perform your duties for the Company.

2.	Term. Subject to earlier termination as hereinafter provided, your employment hereunder shall be for an initial term of one year (“Term”). Notwithstanding the Term, either you or the Company may terminate your employment hereunder other than for (and without stating any) Cause (defined below) at any time upon notice to you. In the event of such termination by the Company you shall be entitled to receive (a) your base salary through the date of termination, (b) any other compensation and benefits to the extent actually earned by you under any benefit plan or program of the Company as of the date of such termination and (c) an amount equal to that due for the remainder of the initial one-year term or six (6) months of your then base salary, whichever is less, subject to your execution and return to the Company of a timely and effective release of claims in the form attached hereto and marked Exhibit C (the “Release of Claims”) within sixty (60) days of the date of termination. In the case of contract renewal you are only entitled to receive three (3) months’ severance if termination occurs without cause. The Release of Claims creates legally binding obligations and the Company therefore advises you to consult an attorney before signing it. The Company may also terminate your employment hereunder for Cause at any time upon notice to you setting forth in reasonable detail the nature of such Cause. For purposes of this Agreement, “Cause” shall be limited to: (i) your indictment, charge or conviction of, or plea of nolo contendere to, (A) a felony or (B) any other crime involving fraud or material financial dishonesty or (C) any other crime involving moral turpitude that might be reasonably expected to, or does, materially adversely affect the Company or any of its Affiliates (as defined below), whether that effect is to economics, to reputation or otherwise; (ii) your gross negligence or willful misconduct with regard to the Company or any of its Affiliates, which has a material adverse impact on the Company or its Affiliates, whether economic or to reputation or otherwise; (iii) your refusal or willful failure to substantially perform your duties or to follow a material lawful written directive of the Board or its designee within the scope of your duties hereunder which in either case remains uncured or continues after ten (10) days’ written notice from the Board which references the potential for a “for Cause” termination and specifies in reasonable detail the nature of the refusal or willful failure which must be cured; (iv) your theft, fraud or any material act of financial dishonesty related to the Company or any of its Affiliates; (v) your breach or violation of those provisions of this Agreement setting forth your obligations with respect to confidentiality and non-solicitation; or (vii) your breach of any other material provision of this Letter Agreement, subject to the same notice and opportunity to cure requirements set forth in (iii) above. In the event of such termination, the Company shall have no obligation to the Executive under this Agreement other than any base salary earned but not paid through the date of termination and any business expenses incurred by you but un-reimbursed on the date of termination. This agreement shall renew for successive terms of one year at the same terms unless written notice is provided to the other party of a desire to re-negotiate terms at least 30 days in advance of the expiration of any initial or subsequent term, in which case the terms in effect will remain so until and unless there is mutual agreement to any proposed modifications, with terms then in effect remaining so through the end of any existing term and thereafter until a new agreement is reached or the relationship terminated, whichever occurs first.

3.	Cash Compensation. The Company will initially pay you a base salary at the annual rate of $96,000, payable in accordance with the Company’s standard payroll schedule. The Company will increase your base salary to an annual rate of $144,000 upon completion of any initial public offering by the Company or by August 31, 2018, whichever occurs first. In addition, subject to the discretion of the Board, you will be considered for an annual incentive bonus, typically for each fiscal year of the Company.

4.	Employee Benefits. As a regular employee of the Company, you will be eligible to participate in Company-sponsored benefits, as in effect from time to time. In addition, you will be entitled to paid vacation and sick time in accordance with the Company’s policies, as in effect from time to time.

5.	Stock Options. Subject to Board approval, you will be granted an option (the “Option”) to purchase up to 140,000 shares of the Company’s common stock, par value $0.00001 per share (the “Shares”) under the Company’s 2018 Equity Incentive Plan (the “Plan”). The Option will be subject to the terms and conditions of the Plan, as set forth in the Plan and any applicable Stock Option Agreement. Subject to the terms of forfeiture, termination and acceleration provided for in the Plan, the Option shall vest as follows: (i) 33% shall vest upon your execution of this Letter Agreement and (ii) the remaining 67% shall vest and become exercisable in 8 successive equal quarterly installments.

6.	Nondisclosure of Confidential Information. You shall not, without the prior written consent of the Board, use, divulge, disclose or make accessible to any other person, any Confidential Information pertaining to the business or affairs of the Company, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body with jurisdiction to order you to divulge, disclose or make accessible such information.

For purposes hereof, “Confidential Information” shall mean non-public information concerning financial data, strategic business plans, sales or marketing plans, or other proprietary marketing data, proprietary information, contracts or agreements with customers, vendors or consultants, and all other non-public, proprietary and confidential information of the Company that in any case is not otherwise available to the public (other than by your breach of the terms hereof).

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7.	Non-Solicitation. In consideration of your employment with the Company, participation in any stock, bonus or other incentive compensation plans of the Company, which you acknowledge is of direct benefit to you, you hereby covenant that, during the period commencing on the date hereof and ending on the one (1) year anniversary of your termination (the “Restricted Period”), you shall not directly or indirectly, through any other person, use the Company’s proprietary, trade secret or confidential information to:

(i)	employ, solicit or induce any individual who is, or was at any time during the one (1) year period prior to your termination, an employee or consultant of the Company, (2) cause such individual to terminate or refrain from renewing or extending his or her employment by or consulting relationship with the Company, or (3) cause such individual to become employed by or enter into a consulting relationship with the Company and its Affiliates or any other individual, person or entity; or

(ii)	solicit, persuade or induce any Customer to terminate, reduce or refrain from renewing or extending its contractual or other relationship with the Company in regard to the purchase of products or services, performed, manufactured, marketed or sold by the Company or any other person in regard to the purchase of products or services similar or identical to those performed, manufactured, marketed or sold, by the Company. For purposes hereof, “Customer” means any individual, person or entity which is a customer of the Company or which was a customer of the Company within one (1) year prior to the termination of employment hereunder.

8.	Non-Disparagement. Company and You mutually agree that neither shall (i) in any way publicly disparage you or the Company (including, without limitation, its equity holders, officers, directors, employees, agents or Affiliates), (ii) cause embarrassment or public humiliation to such persons or (iii) make any public statement that is adverse, inimical or otherwise detrimental to the interests of any such persons or the Company’s business at any time, including without limitation, during periods after the termination of this Agreement.

9.	Tax Matters. All forms of compensation referred to in this Letter Agreement are subject to applicable withholding and payroll taxes and other deductions required by law. You acknowledge and agree that you should obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board related to tax liabilities arising from your compensation.

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10.	Interpretation, Amendment and Enforcement. This Letter Agreement, including all exhibits attached hereto, supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and, along with the Plan and the Stock Option Agreement hereinabove referenced, constitutes the entire agreement between you and the Company regarding the subject matter set forth herein. This Letter Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this Letter Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Letter Agreement or arising out of, related to, or in any way connected with, this Letter Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Los Angeles County, California, in connection with any Dispute or any claim related to any Dispute. You acknowledge and agree that if any term or provision of this Agreement is deemed invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall continue in full force and effect. In any dispute arising out of or related to this Agreement or any claimed breach thereof, the prevailing party will be entitled to recover its attorneys’ fees and costs.

Please contact me if you have any questions or concerns.

Sincerely,

HyreCar Inc.

/s/ Joseph Furnari
Joseph Furnari, Chief Executive Officer

I have read and understood, and hereby accept this employment offer:

/s/ Kit Tran
Kit Tran, an individual

June 21, 2018
Date

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EXHIBIT A

1.	Job description - As Chief Marketing Officer (CMO) you will be responsible for overseeing the planning, development and execution of the Company’s marketing, communications and advertising initiatives. You will report directly to the Chief Executive Officer. Your primary responsibility will be to generate revenue by increasing sales through successful marketing for the entire organization, using market research, digital marketing channels, advertising and public relations. Secondary responsibilities include product development, new business development and customer service. Ultimately you are responsible for creating a consistent message, and communicating that message across all channels and to targeted audiences in order to meet marketing and branding objectives.

2.	Expected Hours – With the exception of the activities identified in Exhibit B hereto, You agree to devote your full business time, attention and best efforts to the business of the Company during normal business hours during the employment relationship. Your hours will be flexible but in general you will be expected to be available for work activities at all times during Company’s normal business hours from 8:30am to 5:30pm, Monday through Friday. As an exempt salaried employee however, you may be required to work additional hours depending on the nature of your work assignments and projects. You will have the option of working remotely a minimum of one (1) day a week and such additional days in excess thereof upon advance notice and mutually satisfactory arrangements being made therefor. Company will also insure flexibility for your photography school and class schedules.

3.	Specific Projects – You will be responsible for completing the following projects that are ranked in order of priority from high to low.

a.	Communications Planning – Oversee branding, advertising and public-facing communications:

i.	General PR

1.	PR to increase brand visibility, site visitation, consumer awareness and general positive affinity

2.	Oversee social media communications across social stack, both paid and organic providing feedback for improvement to functional teams

3.	Oversee PR agencies and coordinate communication to be in-line with company brand and messaging

ii.	IR

1.	Instill confidence in HyreCar’s value proposition and narrative to current and potential investors by delivering the following

a.	Investor section on HyreCar site(s) that provides current information, contact and outreach

b.	Communication that reinforces HyreCar brand equity

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iii.	Branding

1.	Develop branding from time to time that upgrades HyreCar’s brand perception, trust, credibility and interaction rates

a.	Rebranding to include where appropriate, mission statement, values, visions, and visual design language

b.	Internal communications guidelines

b.	User Experience Redesign(August – Company wants site user experience that delivers the following items iteratively, with specific targets determined based on organization’s quarterly and annuals goals.

i.	Baseline measurements to be achieved with qualitative and areas to be agreed upon to show material improvement

1.	Increased investor confidence and brand affinity

2.	Enhanced new consumer experience

a.	Improved new user experience, including more efficient acquisition cycle that maximizes technology to

i.	Increase lead conversion rates

ii.	Increase booking volume

3.	Improved returning customer experience including

a.	Improved retention rates

b.	Better qualitative user sentiment based on user interaction

c.	Increased use of flow and technology to achieve results

d.	Reduction of operational costs and overhead tied to human capital due to improved efficiency and efficacy of technology

4.	Specific Site/App Features include

a.	Improved site search

b.	Navigational and User Experience functionality

c.	Functional and intuitive marketplace experience

d.	User trust scores that materially improve over time

e.	Integrated communications within HyreCar functional ecosystems through customer lifecycle

f.	Investor relations section that instills confidence in HyreCar

g.	Information that informs, helps and generates trust and drives revenue with

i.	Investors

ii.	Vehicle Owners

iii.	Commercial Fleet Owners

iv.	End Users

v.	General Audience

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ii.	Product Management

1.	Increased involvement in product management

a.	Better utilization of resources to

i.	Improve human capital efficiency

ii.	Deliver a technologically advanced product including

1.	Web-based site experience through entire consumer lifecycle

2.	App-based experience through entire lifecycle

c.	Organic booking increases– A revamp of our site creates trust, but may not increase organic booking flow. Company needs a plan and implementation (including logistics given current headcount and resources) as to how to systematically implement the following, as targeted quarterly and annual metrics, based on company needs by September of 2018.

i.	An accurate measure of organic booking flow by customer segment (demographic, geo location, age...etc), on-line campaign, off-line campaign.

ii.	Testing where customers are falling off in the booking process; improve that process, test, repeat.

iii.	Metrics delivered to a dashboard to show improvements on a quarterly, monthly, weekly, daily basis.

d.	Executive dashboards automated and updated daily – Company dashboards and metrics automatically updated with information available on-demand to be completed by October of 2018.

e.	Identify speaking engagements, events, conferences, trade shows and plan our year around those road shows – This is a collaborative effort with the other executive officers of the Company, but you will be have primary responsibility regarding execution and delivery.

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EXHIBIT B

1.	Activities as Principal of DMA Capital, Inc. dba Programmatico Media Services (pre-existing business I own and operate and through which I currently provide freelance marketing and media consulting services to several other companies in the medical, fashion and entertainment industry spaces on an as needed basis, through none of these client companies are or will be competitive with HyreCar.)

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EXHIBIT C

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the any consideration that I am eligible to receive under my employment agreement with the Company as the result of any termination other than for cause during its term, which is conditioned, inter alia, on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Company and its Affiliates (defined, as to any person, as someone who directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. With respect to any natural person, the term Affiliate shall also include any member of said person’s immediate family, any family limited partnership or similar entity for said person and any trust, voting or otherwise, of which said person is a trustee or of which said person or any of said person’s immediate family is a beneficiary. With respect to any trust, the term Affiliate shall also include any beneficiary or trustee of such trust. For purposes of the foregoing, the term “control” and variations thereof means the possession of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise) and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them (all of the foregoing, collectively, the “Released”), both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, including without limitation any causes of action, rights or claims in any way resulting from, arising out of or connected with my employment by the Company or any of its Affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement, including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the fair employment practices laws of the state or states in which I have been employed by the Company or any of its Affiliates, each as amended from time to time (all of the foregoing, in the aggregate, “Claims”).

In signing this Release of Claims, I expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance of such specific waiver of Section 1542, which Section states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released, I expressly acknowledge that this Release of Claims is intended to include in its effect, without limitation, all Claims which I do not know or suspect to exist in my favor at the time of execution hereof, and that this Release of Claims contemplates the extinguishment of all such Claims.

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Excluded from the scope of this Release of Claims is (i) any claim arising under the terms of the Agreement after the effective date of this Release of Claims, (ii) any right of indemnification by or contribution from the Company that I am entitled to, including without limitation any such right pursuant to the Certificate of Incorporation or By-Laws of the Company, and (iii) Executive’s rights to receive distributions of any vested benefits under any 401(k) plan or any other savings or retirement plan in accordance with the terms of such plans.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Company may specify) from the date my employment with the Company terminates, before signing, dating and returning this Release of Claims to the Company, 355 South Grand Avenue, Suite 1650, Los Angeles, California 90071, Attention: Chief Executive Officer, with a copy to Mitchell, Silberberg & Knupp, 11377 W. Olympic Blvd., Los Angeles, CA 90064, Attn: Nimish Patel, Esq., or to such other address as the Company may specify. I also acknowledge that I am advised by the Company and its Affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations express or implied, that are not set forth expressly in the Agreement.

I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Company at the address above (with the copies as specified above), or to such other address as the Company party may specify and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it. Any amounts due me in exchange for this Release of all claims will be presumptively due and payable in full within thirty (30) business days following my execution of this form of release or pursuant to the timing set forth in any other form contemporaneously negotiated in lieu thereof.

Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Signature:

Date Signed:

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